Exhibit 99.1

For Immediate Release

Perry Ellis International Elects J. David Scheiner as Non-Executive Chairman of the Board

MIAMI, Sept. 20, 2017 — Perry Ellis International (NASDAQ:PERY) (“Perry Ellis” or the “Company”) today announced that its Board of Directors has elected J. David Scheiner (“David”) as Non-Executive Chairman. Mr. Scheiner succeeds George Feldenkreis, following the termination of Mr. Feldenkreis’ position as Executive Chairman. George Feldenkreis remains a member of the Board of Directors. These changes, which are part of a multi-year leadership succession planning process, are effective immediately.

Mr. Scheiner was elected to the Perry Ellis Board in June 2014. He is a veteran retailer with more than 35 years serving in senior roles at major retailers including as President and Chief Operating Officer of Macy’s Florida/Puerto Rico, from which he retired in 2009. Mr. Scheiner serves as a consultant to retail and wholesale companies, as well as investment banks and private equity companies investing in the consumer retail industry.

“David has a proven track record and will bring invaluable insight and experience to the role of Chairman,” said Jane DeFlorio, Lead Independent Director. “We have a very strong management team in place and are confident that we are well positioned to maintain our positive momentum and create shareholder value.”

Mr. Scheiner commented, “I am pleased to serve as the Chairman of the Board. With its diverse portfolio of brands, Perry Ellis has excelled throughout the years as it has adapted to the ever-changing retail environment. I look forward to continuing to work closely with Oscar and the other Board members as the Company focuses on growing its core brands, delivers superior design, quality and value directly to our consumers, and drives domestic and international growth.”

Ms. DeFlorio added, “The Board is thankful to George for his vision and leadership over the past 50 years. Both our Board and management team have significantly benefited from George’s dedication and contributions and we wish him all the best.”

Oscar Feldenkreis will remain in his position of Chief Executive Officer.

About J. David Scheiner

J. David Scheiner has served on the Perry Ellis Board of Directors since June 2014. Mr. Scheiner is a veteran retailer with over 35 years serving in senior roles at major retailers including as President and Chief Operating Officer of Macy’s Florida/Puerto Rico, from which he retired in 2009. Mr. Scheiner serves as a consultant to retail and wholesale companies, as well as, investment banks and private equity companies investing in the consumer retail industry. He is also a member of the boards of The Strategic Forum as well as the Florida chapter of the National Association of Corporate Directors (NACD). For over 30 years, Mr. Scheiner has been involved with the Miami Children’s Hospital where he is a lifetime trustee, the United Way of Miami-Dade and the University of Miami Sylvester Comprehensive Cancer Center. He has also advised local mayors on business renewal efforts in the Miami-Dade area, and has served on statewide task forces for developing business growth strategies for past governors of Florida.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, An Original Penguin® by Munsingwear®, Laundry by Shelli Segal®, Rafaella®, Cubavera®, Ben Hogan®, Savane®, Grand Slam®, John Henry®, Manhattan®, Axist®, Jantzen® and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR®, and Jack Nicklaus® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro forma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. Such forward-looking statements include, but are not limited to, statements regarding Perry Ellis’ strategic operating review, growth initiatives and internal operating improvements intended to drive revenues and enhance profitability, expansion (international or domestic), licensing, the implementation of Perry Ellis’ profitability improvement plan and Perry Ellis’ plans to exit underperforming, low growth brands and businesses. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made.

Contact:

Joele Frank, Wilkinson Brimmer Katcher

Ed Trissel / Jeffrey Kauth / Carrie Klapper

212-355-4449